EX-16.16.c

WILMINGTON FUNDS

(a Delaware statutory trust)

CERTIFICATE OF SECRETARY

The following was duly certified by each Trustee of the Wilmington Funds on June 13, 2021 and remains in effect on the date hereof:

Each of the undersigned as trustees of Wilmington Funds (the “Trust”), a Delaware statutory trust, hereby constitutes and appoints the Secretaries and Assistant Secretaries of the Trust, and each of them with power to act without the others, his or her attorney-in-fact, with full power of substitution and re-substitution, to sign the Registration Statement on Form N-14 under the Securities Act of 1933, as amended, of the Trust as it relates to the reorganization of the Wilmington Intermediate-Term Bond Fund with and into the Wilmington Broad Market Bond Fund, each a series of the Trust, and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and each of them shall have full power and authority to do and perform in the name and on behalf of the undersigned in any and all capacities, all and every act and thing requisite or necessary to be done, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that which said attorneys, or any of them, may lawfully do or cause to be done by virtue hereof. This instrument may be executed in one or more counterparts.

Wilmington Funds

	By:	/s/ Lisa R. Grosswirth

Lisa R. Grosswirth
Secretary

Date: June 14, 2021